Exhibit 10.1

Execution Version

THE GENERAL HOSPITAL CORPORATION

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

MGH Amended and Restated Agreement No:

MGH Case No.: 1814

This Amended and Restated License Agreement (“AGREEMENT”), is made as of September 21, 2011, between Zeltiq Aesthetics, Inc. a Delaware corporation, having a principal place of business at 4698 Willow Road, Pleasanton, CA 94588 (“COMPANY”), formerly known as Juniper Medical, Inc., a Delaware corporation (“JUNIPER”), and The General Hospital Corporation, a not-for-profit corporation d/b/a Massachusetts General Hospital, having a place of business at 55 Fruit Street, Boston, MA 02114 (“HOSPITAL”). This AGREEMENT replaces the Exclusive License Agreement, MGH Agreement No. 2004A18936, dated and effective May 17, 2005, (“EFFECTIVE DATE”) and any subsequent amendments including an Amendment No. 1 effective as of January 23, 2006, between HOSPITAL and JUNIPER, and an Amendment No. 2 effective as of May 17, 2010, between HOSPITAL and COMPANY (collectively the “ORIGINAL AGREEMENT”).

RECITALS

WHEREAS, under research programs funded by the HOSPITAL and the U.S. Government, HOSPITAL through research conducted by Drs. Richard Rox Anderson and Dieter Manstein (“INVESTIGATORS”) has developed inventions pertaining to the use of cooling to treat human fat and devices and methods related thereto;

WHEREAS, HOSPITAL, as a center for patient care, research and education, is the owner of certain PATENT RIGHTS (defined below) and desires to grant a license of those PATENT RIGHTS to COMPANY in order to benefit the public by disseminating the results of its research via the commercial development, manufacture, distribution and use of products and processes.

WHEREAS, COMPANY has the capability to commercially develop, manufacture and use PRODUCTS and PROCESSES (defined below) for public use and benefit and desires to license such PATENT RIGHTS.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the PARTIES hereto agree as follows:

1. CERTAIN DEFINITIONS

The following terms shall have the following meanings as used herein, unless the context requires otherwise.

1.1 “510(k) APPLICATION” shall mean a pre-market notification, or 510(k) application under section 510(k) of the FD&C.

1.2 “ACCESSORY PRODUCT” shall mean any disposable product (i.e., product for single or limited time use) or software which, while not itself a PATENT PRODUCT, is TRANSFERRED for use in conjunction with a PATENT PRODUCT or performance of a PATENT PROCESS.

1.3 “ACCESSORY PROCESS” shall mean any per-procedure fee or service fee payable by a customer or end-user to COMPANY for use of a PATENT PRODUCT or performance of the PATENT PROCESS.

1.4 “AFFILIATE” with respect to either PARTY shall mean any corporation or other legal entity other than that PARTY in whatever country organized, controlling, controlled by or under common control with that PARTY. The term “control” shall mean (a) in the case of COMPANY, direct or indirect ownership of more then fifty percent (50%) of the voting securities having the right to elect directors, and (b) in the case of HOSPITAL, the power, direct or indirect, to elect or appoint more than fifty percent (50%) of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

1.5 “CHANGE OF CONTROL” shall occur upon the first public sale of the COMPANY’s stock under an effective registration statement following the COMPANY’s IPO; or upon the sale or other transfer to a third party of all or substantially all of the COMPANY’s assets; or upon a merger or consolidation of COMPANY with a third party which results in the voting securities of COMPANY outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation; or upon the sale of more than fifty percent (50%) of COMPANY stock (not including a bona fide equity financing in which COMPANY issues new shares of its stock).

1.6 “CLAIM(S)” shall mean any pending or issued claim(s) of any PATENT RIGHT that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.7 “COMMERCIAL SALE” shall mean any TRANSFER of a PRODUCT or PROCESS by COMPANY, an AFFILIATE or SUBLICENSEE (which may include a TRANSFER to an AFFILIATE or SUBLICENSEE for value in the form of cash or otherwise.)

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1.7A “DISTRIBUTOR INCOME” shall mean any and all income or amounts, including the fair market value of any non-monetary consideration, actually received by COMPANY, its AFFILIATES and SUBLICENSEES for the TRANSFER of PRODUCTS or PROCESSES to a third party distributor who is not an AFFILIATE or SUBLICENSEE in consideration of the right to further TRANSFER a PRODUCT or PROCESS by such third party distributor to an end user. Such DISTRIBUTOR INCOME shall expressly exclude any SUBLICENSE INCOME as such term is defined in Section 1.24 of this AGREEMENT.

1.8 “FDA” shall mean the United States Food and Drug Administration.

1.9 “FD&C” shall mean the Federal Food, Drug and Cosmetic Act, as amended.

1.10 “IDE” shall mean Investigational Device Exemption, as such term is used in the FD&C.

1.11 “IPO” shall mean the first firm underwritten public offering of the COMPANY’s common stock under the Securities Act of 1933.

1.12 “LICENSE FIELD” shall mean removal of cutaneous, subcutaneous or subdermal fat, treatment or removal of cellulite, and any therapy or procedures (including without limitation aesthetic therapies or procedures) to the tissues and structures of the skin (including without limitation sweat glands and hair follicles), subcutaneous tissue, and tumors, lesions and adipose tissue of the skin and of subdermal tissue.

1.13 “LICENSE TERM” shall mean the period commencing on the EFFECTIVE DATE and continuing, with respect to any PATENT RIGHTS, for the life of the applicable patent, and, with respect to any TECHNOLOGICAL INFORMATION, in perpetuity.

1.14 “LICENSE TERRITORY” shall mean worldwide, with the following regions referred to as the “PRIMARY REGIONS”: (i) the United States, (ii) Japan, and (iii) EUROPE. “EUROPE” shall mean the following countries in Europe: France, Germany and the United Kingdom.

1.15 “NET SALES” shall mean:

(a)	the greatest of the gross amount billed, invoiced or received by COMPANY, its AFFILIATES and SUBLICENSEES (for the purposes of this Section 1.15 each a “SELLER”) for COMMERCIAL SALES of PRODUCTS and PROCESSES by COMPANY, its AFFILIATES and SUBLICENSEES (but excluding (i) any amounts billed, invoiced or received resulting from any TRANSFER of any PRODUCT or PROCESS between or among COMPANY, an AFFILIATE or any SUBLICENSEE, unless the transferee is the final purchaser of such PRODUCT or PROCESS; (ii) any royalty or similar payment by a SUBLICENSEE to COMPANY or an AFFILIATE, or by an AFFILIATE to COMPANY, on account of a TRANSFER of any PRODUCT or PROCESS by a SUBLICENSEE or AFFILIATE, as the case may be, to a third party; and (iii) any DISTRIBUTOR INCOME), less (to the extent appropriately documented) the following amounts actually paid or otherwise incurred by SELLER in effecting such TRANSFER:

(i)	credits and allowances by reason of rejection or return;

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(ii)	reasonable and customary rebates, discounts and chargebacks;

(iii)	amounts for outbound transportation, insurance, handling and shipping, to the extent separately invoiced; and

(iv)	taxes, customs duties and other governmental charges levied on or measured by the sale, transportation, import or delivery of PRODUCTS or PROCESSES, to the extent separately invoiced, whether paid by or on behalf of COMPANY so long as COMPANY’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever.

(b)	In addition to the deductions listed in subsections 1.15(a)(i)-(iv) above, NET SALES in a REPORTING PERIOD will be reduced by the amount of bad debt remaining uncollected from TRANSFERS in previous REPORTING PERIODS, where COMPANY has previously paid royalties to HOSPITAL with respect to the COMMERCIAL SALE giving rise to the debt, and COMPANY has used reasonable best efforts to collect such debt and no longer has a reasonable expectation of collecting the invoiced amount.

(c)	No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or employed by a SELLER or otherwise, or for any cost of collections.

(d)	NET SALES shall occur on the earlier of the date of billing or invoicing for TRANSFER of a PRODUCT or PROCESS. For a PRODUCT or PROCESS for which SELLER does not bill or invoice, NET SALES shall occur on the date on which payment is due or made to the SELLER, whichever is earlier. If the date on which such payment is due or made cannot be ascertained, NET SALES shall be deemed to have occurred on the date of the TRANSFER of the PRODUCT or PROCESS.

(e)	In the event that a SELLER TRANSFERS any PRODUCT or PROCESS at a discounted price that is lower than a reasonable and customary discount permitted under Section 1.15(a)(ii) above, or for non-cash consideration (whether or not at a discount), NET SALES shall be calculated based on the average non-discounted (except as provided in Section 1.15(a)(ii) above) cash amount charged to an independent third party for the same PRODUCT or PROCESS during the same REPORTING PERIOD or, in the absence of such transaction, on the fair market value of the PRODUCT or PROCESS. Notwithstanding the foregoing or any other provision of this Section 1.15(a)-(f), NET SALES shall not include the TRANSFER of any PRODUCT or PROCESS by a SELLER (i) for use in any clinical trial or any preclinical or other research, or (ii) for use to promote additional NET SALES, including use of detailing samples and promotional offers, except to the extent that such TRANSFERS as provided in Section 1.15(e)(ii) shall not exceed more than 1% of the total PRODUCT or PROCESS TRANSFERRED during the same REPORTING PERIOD.

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(f)	In the case of a TRANSFER of a PRODUCT within COMPANY or between or among COMPANY, any AFFILIATE or SUBLICENSEE, solely for further TRANSFER by such transferee, NET SALES shall be based on the further TRANSFER of such PRODUCT by such transferee.

1.16 “PATENT RIGHTS” shall mean the United States and international patent application(s) and patent(s) listed in Appendix A or the equivalent of such applications including any division, continuations, and those claims in any continuations-in-part of the aforementioned patent applications which claim an invention described or claimed in said patent application and are entitled to the priority filing date of the said patent application, or substitute therefor, or any foreign patent application corresponding to any such patent applications, or any U.S. or foreign letters patent or the equivalent thereof issuing thereon, or any reissue, renewal, reexamination or extension thereof.

1.17 “PMA APPLICATION” shall mean a pre-market approval application under section 515 of the FD&C.

1.18 “PATENT PROCESS” shall mean any process, method or service the use or performance of which, in whole or in part, absent the license granted hereunder would infringe, or is covered by one or more CLAIM(S) within the PATENT RIGHTS.

1.19 “PATENT PRODUCT” shall mean any article, device or composition, the manufacture, use, or sale of which, in whole or in part absent the license granted hereunder would infringe, or is covered by, one or more CLAIM(S) within the PATENT RIGHTS.

1.20 “PROCESS” shall mean any ACCESSORY PROCESS and/or PATENT PROCESS.

1.21 “PRODUCT” shall mean any ACCESSORY PRODUCT and/or PATENT PRODUCT.

1.22 “REPORTING PERIOD” shall mean each three month period ending March 31, June 30, September 30 and December 31.

1.23 “SUBLICENSEE” shall mean any third party sublicensee of the rights granted by COMPANY under Section 2.1(a)(iii).

1.24 “SUBLICENSING INCOME” shall mean any and all non-royalty income received by COMPANY or an AFFILIATE in consideration for the sublicensing of any license granted to COMPANY by HOSPITAL hereunder or distribution of any PRODUCT or PROCESS by a SUBLICENSEE or a third party distributor who is not an AFFILIATE or SUBLICENSEE, including but not limited to up front license fees, license issue fees, maintenance fees, payments pertaining to distribution rights, milestone payments or the fair market value of any non-cash consideration, but not including DISTRIBUTOR INCOME or payments that COMPANY receives for direct research and development or for equity investments in, or extensions of credit to COMPANY.

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1.25 “TECHNOLOGICAL INFORMATION” shall mean any research data, designs, formulae, know-how, process information and other information that is known to Dieter Manstein and Rox Anderson as of the EFFECTIVE DATE of the AGREEMENT, is owned or controlled by HOSPITAL and is necessary or useful for the development or commercialization of PRODUCTS or PROCESSES.

1.26 “TRANSFER” shall mean to sell or have sold, to lease or have leased, to import or have imported or otherwise to transfer or have transferred, for value in the form of cash or otherwise, a PRODUCT or PROCESS, and further in the case of a PROCESS to use or perform such PROCESS for the benefit of a third party.

1.27 “DISTRIBUTION 510(k) or PMA APPLICATION”shall mean a 510(k) or PMA APPLICATION that is filed by the COMPANY with the United States Food and Drug Administration with the intent to make available for distribution a PRODUCT in the United States. For purposes of this Section 1.27, manufacturing scale-up of a PRODUCT for distribution shall be deemed as “intent to make available for distribution a PRODUCT”.

2. LICENSE

2.1 Grant of License.

(a)	Subject to the terms of this AGREEMENT, HOSPITAL hereby grants to COMPANY in the LICENSE FIELD in the LICENSE TERRITORY for the LICENSE TERM:

(i)	an exclusive, royalty-bearing license under PATENT RIGHTS to make, have made, use, have used, sell, offer to sell, have sold, and TRANSFER PRODUCTS and to use, have used, otherwise practice and have practiced and TRANSFER PROCESSES;

(ii)	the nonexclusive right to disclose, use and transfer TECHNOLOGICAL INFORMATION disclosed by HOSPITAL to COMPANY hereunder; and

(iii)	the right to grant sublicenses under the rights granted in Section 2.1(a)(i) and 2.1(a)(ii) to SUBLICENSEES, provided that in each case COMPANY shall be responsible for the performance of any obligations of SUBLICENSEES relevant to this AGREEMENT as if such performance were carried out by COMPANY itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the SUBLICENSEE directly to HOSPITAL.

(b)	The licenses granted in Section 2.1(a) above include the right to grant to the purchaser of PRODUCTS from COMPANY, AFFILIATES and SUBLICENSEES the right to use such purchased PRODUCTS in a method coming within the scope of PATENT RIGHTS and TECHNOLOGICAL INFORMATION.

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(c)	The foregoing license grant shall include the grant of said license to any AFFILIATE of COMPANY, provided that such AFFILIATE shall assume the same obligations as those of COMPANY and be subject to the same terms and conditions hereunder and further provided that COMPANY shall be responsible for the performance by said AFFILIATE of said obligations and for compliance by said AFFILIATE with said terms and conditions. COMPANY shall provide to HOSPITAL a fully signed, non-redacted copy of each agreement with each AFFILIATE that assumes the aforesaid obligations, including all exhibits, attachments and related documents and any amendments, within thirty (30) days of request by HOSPITAL.

2.2 Sublicenses. All sublicenses granted hereunder shall be consistent with the terms of this AGREEMENT and shall incorporate terms and conditions sufficient to enable COMPANY to comply with this AGREEMENT. COMPANY shall provide to HOSPITAL a fully signed non-redacted copy of all sublicense agreements and amendments thereto, including all exhibits, attachments and related documents, within thirty (30) days of executing the same. Upon termination of this AGREEMENT or any license granted hereunder for any reason, any sublicenses shall be addressed in accordance with Section 10.6.

2.3 Retained Rights; Requirements. Any and all licenses granted hereunder are subject to:

(a)	HOSPITAL’s and HOSPITAL’s AFFILIATES’ right to make and to use the subject matter described and/or claimed in the PATENT RIGHTS and to permit others at academic, government and not-for-profit institutions to make and use the subject matter described and/or claimed in PATENT RIGHTS for research and educational purposes; and

(b)	for PATENT RIGHTS supported by federal funding, the rights, conditions and limitations imposed by U.S. law (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto), including without limitation:

(i)	the royalty-free non-exclusive license granted to the U.S. government; and

(ii)	the requirement that any PRODUCTS used or sold in the United States shall be manufactured substantially in the United States.

2.4 No Additional Rights. It is understood that nothing in this AGREEMENT shall be construed to grant COMPANY a license express or implied under any patent owned solely or jointly by HOSPITAL other than the PATENT RIGHTS expressly licensed hereunder. HOSPITAL shall have the right to license any PATENT RIGHTS to any other party for any purpose outside of the LICENSE FIELD or the LICENSE TERRITORY.

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2.5 Disclosure of TECHNOLOGICAL INFORMATION. At COMPANY’s request, HOSPITAL (through Drs. Anderson and Manstein) shall use reasonable efforts to disclose within sixty (60) days after execution of this AGREEMENT any TECHNOLOGICAL INFORMATION beyond that disclosed in the patent application for the PATENT RIGHTS which is then known to Drs. Anderson and Manstein and which is reasonably necessary for COMPANY to utilize the licenses granted hereunder.

2.6 Right of Review. To provide COMPANY with the opportunity to seek further licenses if so desired, HOSPITAL shall, for a period of five (5) years from the EFFECTIVE DATE of this AGREEMENT, use reasonable efforts to notify COMPANY of disclosures for patentable inventions in the LICENSE FIELD from INVESTIGATORS’ laboratory or laboratories, except to the extent that such disclosures for patentable inventions are sponsored by a third party or subject to any obligations to a third party. Upon COMPANY’s request, HOSPITAL shall enter into good faith negotiation with COMPANY for a license under patent applications claiming such inventions.

3. DUE DILIGENCE OBLIGATIONS

3.1 Diligence Requirements. COMPANY shall itself use, or shall cause its AFFILIATES or SUBLICENSEES, as applicable, to use, reasonable efforts to develop and make available to the public PRODUCTS and PROCESSES throughout the LICENSE TERRITORY in the LICENSE FIELD. Such efforts shall include achieving the following objectives within the time periods designated below following the EFFECTIVE DATE:

(a)	Pre-Sales Requirements.

(i)	within six (6) months, initiate development of a prototype PRODUCT in COMPANY’s facilities and initiate animal testing with a prototype;

(ii)	within nine (9) months, complete at least one animal of an animal study and prepare a clinical trial protocol;

(iii)	within sixteen (18) months, submit a protocol to the appropriate regulatory body, or to an IRB or similar body, to initiate human feasibility study;

(iv)	within eighteen (18) months, provide HOSPITAL with a written report outlining COMPANY’s plan for its pursuit and acquisition of regulatory approval to market the PRODUCTS and/or PROCESSES in the United States;

(v)	within thirty six (36) months, submit a protocol for the first pivotal clinical trial under an IDE;

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(vi)	within thirty six (36) months, provide HOSPITAL with a written report outlining COMPANY’s plan for its pursuit and acquisition of regulatory clearance or approval to market the PRODUCTS and/or PROCESSES in the PRIMARY REGIONS; and

(vii)	at COMPANY’s sole discretion, file with the FDA either (1) a 510(k) APPLICATION within forty eight (48) months, or (2) a PMA APPLICATION within fifty four (54) months.

(b)	Post-Sales Requirements.

(i)	Following the first COMMERCIAL SALE in any PRIMARY REGION in the LICENSE TERRITORY, COMPANY shall itself or through its AFFILIATES and/or SUBLICENSEES make continuing COMMERCIAL SALES in such PRIMARY REGION without any elapsed consecutive time period of one (1) year or more in which such COMMERCIAL SALES do not occur;

(ii)	COMPANY shall itself or through an AFFILIATE or SUBLICENSEE make such first COMMERCIAL SALE within the following countries and regions in the LICENSE TERRITORY within the following number years after the EFFECTIVE DATE of this AGREEMENT:

United States of America	Six (6) years
Japan	Seven (7) years
Latin America	Seven (7) years
EPO	Seven (7) years

Achievement of the foregoing objectives shall be deemed to satisfy COMPANY’s obligations to use reasonable efforts under this Section 3.1.

3.2 Diligence Failures. If HOSPITAL determines that COMPANY has failed to fulfill any of its obligations under Section 3.1 then HOSPITAL may treat such failure as a default and may terminate this AGREEMENT and/or the licenses granted hereunder in accordance with Section 10.4, provided, however, that in the event that COMPANY reasonably believes that it may fail to meet any of its obligations under Section 3.1 above due to circumstances that COMPANY could not have reasonably avoided, such as technical difficulties or delays in pre-clinical or clinical studies or regulatory processes, and COMPANY notifies HOSPITAL of such anticipated failure at least thirty (30) days in advance of such milestone, COMPANY may request a reasonable extension for such milestone, which HOSPITAL shall consider in good faith. Any grant of a milestone extension shall be at HOSPITAL’s sole discretion, provided that if in HOSPITAL’s sole judgment COMPANY has made commercially reasonable efforts to meet its obligations under Section 3.1, the grant of such milestone extension shall not be unreasonably withheld.

3.3 Diligence Reports. COMPANY shall provide all reports with respect to its obligations under Section 3.1 as set forth in Section 5.

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4. PAYMENTS AND ROYALTIES

4.1 License Issue Fee. COMPANY shall pay HOSPITAL a one-time, non-refundable license issue fee in the sum of Two Hundred and Fifty Thousand Dollars ($250,000 U.S. Dollars) upon the earlier of (i) the close of the first round of financing or (ii) thirty (30) days of the execution of the ORIGINAL AGREEMENT.

4.2 Patent Cost Reimbursement. COMPANY shall reimburse HOSPITAL for all costs associated with the preparation, filing, prosecution and maintenance of all PATENT RIGHTS (“PATENT COSTS”). As of the EFFECTIVE DATE, HOSPITAL has incurred approximately One hundred and fourteen Thousand Dollars ($114,000 U.S. Dollars) in PATENT COSTS, which amount COMPANY shall pay to HOSPITAL upon the earlier of (i) the close of the first round of financing or (ii) thirty (30) days of the execution of the ORIGINAL AGREEMENT. In addition, COMPANY shall pay to HOSPITAL, or at HOSPITAL’s request directly to patent counsel, all other PATENT COSTS within thirty (30) days of COMPANY’s receipt of an invoice for such PATENT COSTS either from HOSPITAL or HOSPITAL’s patent counsel. COMPANY agrees to indemnify, defend and hold HOSPITAL harmless from and against any and all liabilities, damages, costs and expenses arising from the failure of Company to timely pay such invoices and PATENT COSTS. HOSPITAL shall instruct its patent counsel to provide copies of all invoices detailing PATENT COSTS to HOSPITAL for HOSPITAL’s administrative files and to COMPANY.

4.3 License Maintenance Royalty. COMPANY shall pay to HOSPITAL the following amounts as minimum annual license maintenance royalty payments within thirty (30) days after the end of the REPORTING PERIOD in which each of the following anniversaries of the EFFECTIVE DATE occurs:

(a)	Seventy Five Thousand Dollars ($75,000 U.S. Dollars) on the first anniversary of the EFFECTIVE DATE following the first COMMERCIAL SALE.

(b)	One Hundred Thousand Dollars ($100,000 U.S. Dollars) on the second anniversary of the EFFECTIVE DATE following the first COMMERCIAL SALE.

(c)	One Hundred and Fifty Thousand Dollars ($150,000 U.S. Dollars) on the third anniversary of the EFFECTIVE DATE following the first COMMERCIAL SALE.

(d)	Two Hundred Thousand Dollars ($200,000 (U.S. Dollars) on the third anniversary of the EFFECTIVE DATE following the first COMMERCIAL SALE, and on each subsequent anniversary of the EFFECTIVE DATE thereafter until the end of LICENSE TERM.

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The annual license maintenance royalty is nonrefundable; however, it shall be credited against royalties due on NET SALES and DISTRIBUTOR INCOME made during the same calendar year as such annual license maintenance royalty payment is due as provided in Sections 4.3(a)-4.3 (d) above, if any. However the annual license maintenance royalty shall not be credited against royalties due on NET SALES and DISTRIBUTOR INCOME made in any other year.

4.4 Milestone Payments. In addition to the payments set forth in Sections 4.1 through 4.3 above, COMPANY shall pay HOSPITAL milestone payments as follows:

4.4(a)

One Million Fifty Thousand Dollars ($1,050,000 U.S. Dollars) upon the earlier of January 5, 2011 or receiving FDA clearance or approval of the submission titled REQUEST FOR EVALUATION OF AUTOMATIC CLASS III DESIGNATION FOR THE ZELTIQ™ DERMAL COOLING DEVICE and dated October 14, 2009.

4.4(b)	One Million Dollars ($1,000,000 U.S. Dollars) within forty-five (45) days of reaching cumulative worldwide NET SALES of PRODUCTS and PROCESSES in the amount of Seventy Million Dollars ($70,000,000 U.S. Dollars).

4.4(c)

Six Million Dollars ($6,000,000 U.S. Dollars) within forty-five (45) days of the earlier of:

(i)     reaching cumulative worldwide NET SALES of PRODUCTS and PROCESSES in the amount of Two Hundred Million Dollars ($200,000,000 U.S. Dollars);

provided however, if at the time the COMPANY reaches cumulative worldwide NET SALES of PRODUCTS and PROCESSES in the amount of Two Hundred Million Dollars ($200,000,000 U.S. Dollars) a CHANGE OF CONTROL has not yet occurred and the Company is still privately held, then payment of the amount specified above in this 4.4(c) shall be made in two installments: the first installment of Three Million Dollars ($3,000,000 U.S. Dollars) shall be made within 45 days after the COMPANY reaches Two Hundred Million Dollars ($200,000,000 U.S. Dollars) in cumulative worldwide NET SALES; the second installment of Three Million Dollars ($3,000,000 U.S. Dollars) shall be made exactly one (1) year thereafter; or

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(ii)    first CHANGE OF CONTROL

provided however, if at the time such CHANGE OF CONTROL occurs,

1)       if the CHANGE OF CONTROL is not an IPO, and the total consideration paid for all of the assets or shares of the Company is less than the sum of the aggregate invested capital invested in the COMPANY from inception, plus Six Million Dollars ($6,000,000 U.S. Dollars); or

2)       if the CHANGE OF CONTROL is an IPO, and the price per share at which the shares are offered to the public reflects a pre-money valuation of the COMPANY that is less than the sum of the aggregate capital invested in the COMPANY from inception, plus Six Million Dollars ($6,000,000 U.S. Dollars);

then, the milestone payment in 4.4(c) is payable only if and when the Company or its successor reaches cumulative worldwide NET SALES of PRODUCTS and PROCESSES in the amount of Two Hundred Million Dollars ($200,000,000 U.S. Dollars) as provided in 4.4(c)(i) above.

As of the date of this Agreement, the aggregate invested capital in the COMPANY from its inception is approximately Seventy-eight Million Dollars ($78,000,000 U.S. Dollars) and the number of fully diluted shares outstanding as of June 30, 2011 is approximately 112,000,000. For purposes of illustration only, based on the invested capital and the number of fully diluted shares described above in this paragraph, an IPO would have to be priced at approximately $0.75 per share or more for the milestone payment described in Section 4.4(c) to be payable within forty five (45) days after such IPO. An example calculation is as follows:

  $78.0M

+$ 6.0M

  $84.0M

/112M shares

$0.75/share

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Aggregate stock issuance to HOSPITAL discussed below shall not exceed in the aggregate 3.5% of fully-diluted equity of the COMPANY.

COMPANY shall notify HOSPITAL of the achievement of the One Million Fifty Thousand Dollar ($1,050,000 U.S. Dollars) milestone, the One Million Dollar ($1,000,000 U.S. Dollars) milestone, and the Six Million Dollar ($6,000,000 U.S. Dollars) milestone set forth in Sections 4.4(a)-(c), respectively. HOSPITAL may elect to receive up to 50% of any of amounts due under subsections (b) and (c) above in COMPANY common stock or non-voting SPECIAL PREFERRED STOCK (as defined below), at such time as COMPANY achieves such milestones, by (i) notifying the COMPANY in writing of such election within thirty (30) days of notification by COMPANY of COMPANY’s achievement of such milestone, and (ii) agreeing to customary restrictions and representations required, in the reasonable opinion of COMPANY’s legal counsel, to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission and other applicable laws. In the event that HOSPITAL elects to receive any of the aforementioned amounts due under subsections (b) and (c) above in COMPANY stock, COMPANY shall use commercially reasonable efforts to obtain any required consents and/or waivers, within thirty (30) days from receipt of HOSPITAL’s notice, to authorize such share of COMPANY common stock or Special Preferred Stock and to effectuate such COMPANY stock issuance, which period may be extended as mutually agreed to by the PARTIES in writing. Any Special Preferred Stock issued to HOSPITAL pursuant to this Section 4.4 shall be issued upon the same terms and conditions as provided to investors of the round of financing immediately prior to such milestone payment (except that such shares shall be non-voting), and valued at the per share price set forth in the most recent of (i) a last round of financing or (ii) an independent valuation (performed annually in accordance with IRS guidelines) (such shares, once authorized, the “SPECIAL PREFERRED STOCK”).

Once COMPANY has made any particular milestone payment under Section 4.4, COMPANY will not be obligated to make any payment under Section 4.4 with respect to the re-occurrence of the same milestone. For example, the milestone payments in Sections 4.4(a)-(c) are one-time payments for only the first occurrence of each such milestone, as opposed to annual milestone payments based on annual NET SALES of PRODUCTS and/or PROCESSES in the United States.

In the event that COMPANY achieves any of the foregoing milestones through a SUBLICENSEE, and the sublicense agreement with such SUBLICENSEE provides for a milestone payment for such milestone event, which payment also meets the definition of SUBLICENSING INCOME under Section 4.6, COMPANY shall first pay HOSPITAL the milestone payment as payable hereinabove. In the event that the amount of SUBLICENSE INCOME associated with the achievement of such milestone exceeds the amount payable to HOSPITAL for achievement of such milestone as set forth above, then COMPANY shall also pay the appropriate percentage of the excess as a non-royalty SUBLICENSE INCOME payment, as provided in Section 4.6 below. For example, in the event that COMPANY meets its milestone obligation in Section 4.4(b) through a SUBLICENSEE’s achievement of such milestone, and such SUBLICENSEE’s sublicense agreement with COMPANY provides for payment by

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SUBLICENSEE of a One Million Five Hundred Thousand Dollar ($1,500,000 U.S. Dollars) milestone payment to COMPANY on the same event as described in Section 4.4(b), the COMPANY shall first pay HOSPITAL the One Million Dollar ($1,000,000 U.S. Dollars) payment as provided in Section 4.4(b), and shall then pay 50% of the remaining Five Hundred Thousand Dollar ($500,000 U.S. Dollars) SUBLICENSING INCOME as provided in Section 4.6(a) below.

4.5 Royalties.

(a)	Beginning with the first COMMERCIAL SALE in any country in the LICENSE TERRITORY, and subject to Section 4.5(d) below, COMPANY shall pay HOSPITAL during the term of the license granted under Section 2.1(a)(i), a royalty of seven percent (7%) of (i) the NET SALES of all PRODUCTS and PROCESSES and (ii) any DISTRIBUTOR INCOME.

(b)	If more than one royalty rate is applicable to a PRODUCT or PROCESS, only the highest of the applicable royalty rates shall apply.

(c)	Except as otherwise provided in Section 4.5(d) of this AGREEMENT, COMPANY may offset 50% of any royalty payments COMPANY is legally obligated to make to third parties to use patent rights that (i) dominate a PATENT RIGHT; or (ii) are necessary to commercialize the fat cooling mechanism of the device component of a PRODUCT. The amounts payable to HOSPITAL will not be reduced to less than 4% of NET SALES and DISTRIBUTOR INCOME in a reporting period, and any amounts that are not offset during that period will not be offset in future periods. As used in this subsection 4.5(c): (i) “legally obligated” means obligated by court order, settlement agreement, contract or other legally binding written commitment; (ii) a PATENT RIGHT is dominated if, in COMPANY’s reasonable judgment, it cannot reasonably be practiced without infringing a valid claim of the dominant patent; and (iii) “necessary to commercialize” means reasonably necessary to make available for COMMERCIAL SALE on a commercially reasonable basis. For purposes of clarification, this section 4.5(c) shall not apply to any royalty payments that COMPANY may be obligated to make according to the ROYALTY OFFSET AGREEMENT between HOSPITAL and COMPANY entered into concurrently with this AGREEMENT, but shall apply to other royalty payments COMPANY is obligated to make to third parties whether COMPANY’s royalty obligations to HOSPITAL are determined in accordance with Section 4.5(a) or Section 4.5(d) below.

(d)	In the event that COMPANY is obligated to make royalty payments according to the ROYALTY OFFSET AGREEMENT between HOSPITAL and COMPANY, COMPANY’s royalty obligations to HOSPITAL shall be as set forth in the ROYALTY OFFSET AGREEMENT entered into concurrently with this AGREEMENT.

(e)	If at any time during the term of this AGREEMENT, one or more competitors introduce in any country a product that competes with an ACCESSORY PRODUCT,

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then the PARTIES in good faith shall promptly review the facts and circumstances, and, if appropriate, negotiate an equitable adjustment to the royalty rate on NET SALES of such ACCESSORY PRODUCTS.

(f)	All payments due to HOSPITAL under this Section 4.5 shall be due and payable by COMPANY within thirty (30) days after the end of each REPORTING PERIOD, and shall be accompanied by a report as set forth in Section 5.4.

4.6 Non-Royalty Income. COMPANY shall pay HOSPITAL within thirty (30) days after the end of each REPORTING PERIOD the following percentages of any and all non-royalty SUBLICENSING INCOME attributable to the PRODUCT or PROCESS, that COMPANY receives:

(a)	50% of any SUBLICENSING INCOME received if a sublicense is executed before the earlier of the submission of the first IDE for a PRODUCT or PROCESS or filing for the first FDA marketing approval of a PRODUCT or PROCESS.

(b)	35% of any SUBLICENSING INCOME received if a sublicense is executed after the earlier of the submission of the first IDE for a PRODUCT or PROCESS or filing for the first FDA marketing approval of a PRODUCT or PROCESS, but prior to the receipt of the first FDA marketing approval of a PRODUCT or PROCESS.

(c)	20% of any SUBLICENSING INCOME received if a sublicense is executed after receipt of the first FDA marketing approval of a PRODUCT or PROCESS.

4.7 Buydown Option.

(a)	COMPANY may, at any time following the date that is thirty-six (36) months after the first payment by COMPANY of royalties pursuant to Section 4.5 above, request a buydown of all or a portion of future royalty payments to HOSPITAL by (1) delivery to HOSPITAL of a written notice requesting a valuation of such buydown (the “Valuation Request”), and (2) following receipt of the Valuation (as defined below), delivery to HOSPITAL of a written notice of its intent to exercise the buydown (the “Buydown Notice”). Upon delivery to HOSPITAL of the Valuation Request, the PARTIES agree to proceed in accordance with Sections 4.7(b) and (c) below.

(b)	The Valuation shall be determined by mutual agreement of the PARTIES or, if no such agreement is reached within thirty (30) days following the delivery of the Valuation Request, the Valuation shall be determined by an appraisal process as follows:

(i)

Selection of Appraisers. The PARTIES shall discuss in good faith and attempt to agree upon an investment banking or appraisal firm of recognized national standing familiar with appraisal techniques (the

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“Appraiser”) within fifteen (15) days after the failure to reach agreement in accordance with the terms of clause (b) above. If the PARTIES are unable to agree on a single Appraiser within such fifteen day period, then each PARTY shall, within fifteen (15) additional days, designate by written notice to the other an investment banking or appraisal firm of recognized national standing familiar with appraisal techniques, and the firms designated by the PARTIES shall agree upon and jointly designate, by written notice to each PARTY, a third investment banking or appraisal firm of recognized national standing familiar with appraisal techniques who shall be the Appraiser.

(ii)	Evaluation Procedures. The Appraiser shall be directed to determine the market value of the buydown (the “Valuation”) and deliver a certificate setting forth its determination (the “Appraiser’s Certificate”) to each PARTY within forty-five (45) days after the date on which notice of the Appraiser’s selection is given to each PARTY. The Appraiser’s Certificate once delivered may not be retracted or modified in any respect.

(iii)	Cooperation. The PARTIES will cooperate in providing the Appraiser with such information within their possession that may be reasonably requested by such Appraiser for purposes of its evaluation hereunder. Each PARTY shall have full access to the Appraiser’s work papers and shall be entitled to make presentations to the Appraiser. COMPANY shall be responsible for paying reasonable costs of the Appraiser.

(iv)	Conclusive Determination. The determination of the Valuation made pursuant to this Section 4.7 shall be final and, subject to Section 4.7(c) below, binding on the PARTIES, shall not be appealable to or reviewable by any court or arbitrator, and may only be changed by mutual written agreement of the PARTIES.

(c)	Following receipt by the PARTIES of the Appraiser’s Certificate, COMPANY shall have sixty (60) days to exercise its right to buy down under this Section 4.7(c) by delivery of the Buydown Notice to the HOSPITAL. COMPANY shall have the right, at its sole discretion, to buy down up to twenty five percent (25%) of the future royalty payments. COMPANY may request, and HOSPITAL shall consider a request by COMPANY, to buy down a greater percentage of future royalties, provided however that any decision to allow COMPANY to buy down more than twenty five percent (25%) of future royalties shall be at HOSPITAL’s sole discretion. If COMPANY elects to buy down pursuant to this Section 4.7, then the PARTIES shall prepare and execute appropriate documentation reflecting the buydown, and, upon payment of the Valuation amount, COMPANY’s obligations to make royalty payments to HOSPITAL under Section 4.5 shall be reduced as provided in such appropriate documentation reflecting the buydown or shall terminate, as the case may be.

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4.8 Form of Payment. All payments due under this AGREEMENT shall be drawn on a United States bank and shall be payable in United States dollars. Each payment shall reference this AGREEMENT and identify the obligation under this AGREEMENT that the payment satisfies. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as reported in The Wall Street Journal, on the last working day of the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES. Checks for all payments due to the HOSPITAL under this AGREEMENT shall be made payable to HOSPITAL and addressed as set forth in Section 12.2. Payments via wire transfer should be made as follows:

ABA xxxxxxxxxx

Account xxxxxxxxxx

GHC Director’s Master Account

FleetBoston

100 Federal Street

Boston, MA 02110

4.9 Overdue Payments. The payments due under this AGREEMENT (other than payments that are the subject of a good faith dispute between COMPANY and HOSPITAL) shall, if overdue, bear interest beginning on the first day following the REPORTING PERIOD to which such payment was incurred and until payment thereof at a per annum rate equal to two percent (2%) above the prime rate in effect on the due date as reported by The Wall Street Journal, such interest rate being compounded on the last day of each REPORTING PERIOD, not to exceed the maximum permitted by law. Any such overdue payments when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not preclude HOSPITAL from exercising any other rights it may have as a consequence of the lateness of any payment.

4.10 Board Seat Rights. HOSPITAL shall have the right to designate one board seat with full voting rights to the Board of Directors of COMPANY until the earlier of two years after the EFFECTIVE DATE or the closing date of COMPANY’s second round of financing of at least Fifteen Million Dollars ($15,000,000 U.S. Dollars). For the period beginning on the earlier of two years after the EFFECTIVE DATE or the closing date of COMPANY’s second round of financing of at least Fifteen Million Dollars ($15,000,000 U.S. Dollars), and ending four years after the EFFECTIVE DATE, COMPANY will fill that board seat with an individual selected by COMPANY who is an employee of either HOSPITAL or Partners Healthcare System and is reasonably satisfactory to HOSPITAL. HOSPITAL shall, at its sole discretion, have the right to relinquish its right to designate one board seat with full voting rights to the Board of Directors of COMPANY, at any time during the above four year period. In the event that HOSPITAL exercises such a right of relinquishment, HOSPITAL shall have the right to designate by notice to COMPANY an individual reasonably satisfactory to COMPANY to attend meetings as a board observer, through the remainder of such four year period. The provisions of this Section 4.10 shall not apply after a CHANGE OF CONTROL.

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4.11 Further Definitions. For the purpose of this AGREEMENT and the ROYALTY OFFSET AGREEMENT and as such terms are used in Sections 1.15 (NET SALES definition) and Section 4 of this AGREEMENT, the term PRODUCT shall mean any and all PATENT PRODUCT and ACCESSORY PRODUCT and the term PROCESS shall mean any and all PATENT PROCESS and ACCESSORY PROCESS.

5. REPORTS AND RECORDS

5.1 Diligence Reports. Within sixty (60) days after the end of each calendar year, COMPANY shall report in writing to HOSPITAL on progress made toward the objectives set forth in Section 3.1 during such preceding twelve (12) month period, including, without limitation, progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing and the number of sublicenses entered into and marketing.

5.2 Milestone Achievement Notification. COMPANY shall report to HOSPITAL the dates on which it achieves the milestones set forth in Section 4.4 within thirty (30) days of each such occurrence.

5.3 Sublicensing Income Reports. COMPANY shall, along with delivering payment as set forth in Section 4.6, report to HOSPITAL within thirty (30) days after the end of each REPORTING PERIOD, the amount of all SUBLICENSING INCOME received by COMPANY, and COMPANY’s calculation of the amount due and paid to HOSPITAL from such income, including an itemized listing of the source of income comprising such consideration, and the name and address of each entity making such payments.

5.4 COMMERCIAL SALES Reports. COMPANY shall report to HOSPITAL the date on which it achieves the first COMMERCIAL SALE in each country of the LICENSE TERRITORY within thirty (30) days of each such occurrence. Following the first COMMERCIAL SALE, COMPANY shall deliver reports to HOSPITAL within thirty (30) days after the end of each REPORTING PERIOD. Each report under this Section 5.4 shall have substantially the format outlined in Appendix B, shall be certified as correct by an officer of COMPANY and shall contain at least the following information as may be pertinent to a royalty accounting hereunder for the immediately preceding REPORTING PERIOD:

(a)	the number of TRANSFERRED PRODUCTS and PROCESSES (broken down by PATENT PRODUCTS, PATENT PROCESSES, ACCESSORY PRODUCTS and ACCESSORY PROCESSES) by COMPANY, its AFFILIATES and SUBLICENSEES in each country;

(b)	the gross amount billed, due and paid by COMPANY, its AFFILIATES and SUBLICENSEES for each PRODUCT and PROCESS (broken down by PATENT PRODUCTS, PATENT PROCESSES, ACCESSORY PRODUCTS and ACCESSORY PROCESSES), in each country, and total billings or payments due or made for all PRODUCTS and PROCESSES;

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(c)	calculation of NET SALES and DISTRIBUTOR INCOME for the applicable REPORTING PERIOD in each country, including an itemized listing of permitted deductions;

(d)	total royalties payable on NET SALES and DISTRIBUTOR INCOME in U.S. dollars, together with the exchange rates used for conversion; and

(e)	any other payments due to HOSPITAL under this AGREEMENT.

If no amounts are due to HOSPITAL for any REPORTING PERIOD, the report shall so state.

5.5 Audit Rights. COMPANY shall maintain, and shall cause each of its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this AGREEMENT and any amounts payable to HOSPITAL in relation to this AGREEMENT, which records shall contain sufficient information to permit HOSPITAL and its representatives to confirm the accuracy of any payments and reports delivered to HOSPITAL and compliance in all other respects with this AGREEMENT. COMPANY shall retain and make available, and shall cause each of its AFFILIATES and SUBLICENSEES to retain and make available, such records for at least five (5) years following the end of the calendar year to which they pertain, to HOSPITAL and/or its representatives, at HOSPITAL’s expense and upon at least fifteen (15) days’ advance written notice, for inspection during normal business hours at a mutually agreeable time, to verify any reports and payments made and/or compliance in other respects under this AGREEMENT. If any examination conducted by HOSPITAL or its representatives pursuant to the provisions of this Section show an underreporting or underpayment of five percent (5%) or more in any payment due to HOSPITAL hereunder, COMPANY shall bear the full cost of such audit and shall remit any amounts due to HOSPITAL (including interest due in accordance with Section 4.8) within thirty (30) days of receiving notice thereof from HOSPITAL.

5.6 Treatment of Reports. All reports provided by COMPANY to HOSPITAL under this Section 5, and all information obtained by HOSPITAL and/or HOSPITAL’s representatives under Section 5.5, shall be maintained in confidence by HOSPITAL, except as required by law.

6. PATENT PROSECUTION AND MAINTENANCE

6.1 Prosecution. HOSPITAL shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in PATENT RIGHTS using independent patent counsel chosen by HOSPITAL and reasonably acceptable to COMPANY. If during the term of this AGREEMENT COMPANY becomes dissatisfied with HOSPITAL’s independent patent counsel for any reasonable reason (whether related to the quality of their work, responsiveness, expense, or any other reasonable reason), HOSPITAL agrees to consider COMPANY’s request to change patent counsel in good faith, and in the event that HOSPITAL agrees to such a change of patent counsel, to select new counsel of HOSPITAL’s choice which is reasonably acceptable to COMPANY. COMPANY shall reimburse HOSPITAL for PATENT COSTS incurred by HOSPITAL relating thereto in accordance with Section 4.2. HOSPITAL shall not finally abandon any patent application for which COMPANY is bearing expenses without COMPANY’s consent.

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6.2 Copies of Documents. With respect to any PATENT RIGHT, HOSPITAL shall, and shall instruct the patent counsel prosecuting such PATENT RIGHT to, promptly copy COMPANY on all patent prosecution documents, submissions and correspondence, to keep both HOSPITAL and COMPANY fully informed of the progress of all patent applications and patents included in the PATENT RIGHTS, and to give both HOSPITAL and COMPANY reasonable opportunity prior to making submissions to comment on the type and scope of claims, the nature of supporting disclosures, and other material matters. COMPANY’s advice and suggestions shall be taken into reasonable consideration by HOSPITAL and its legal counsel in connection with such applications.

6.3 COMPANY’s Election Not to Proceed. COMPANY may elect to surrender any patent or patent application in PATENT RIGHTS in any country upon sixty (60) days advance written notice to HOSPITAL. Such notice shall relieve COMPANY from the obligation to pay for future PATENT COSTS relating to such patent or patent application in such country but shall not relieve COMPANY from responsibility to pay PATENT COSTS for such patent or patent application incurred prior to the expiration of the sixty (60) day notice period. Such U.S. or foreign patent application or patent shall thereupon cease to be a PATENT RIGHT hereunder, COMPANY shall have no further rights therein and HOSPITAL shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

7. INFRINGEMENT

7.1 HOSPITAL Right to Prosecute. HOSPITAL will protect its PATENT RIGHTS from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified. If COMPANY shall have supplied HOSPITAL with written evidence demonstrating to HOSPITAL’s reasonable satisfaction prima facie infringement of a claim of a PATENT RIGHT by a third party which poses a material threat to COMPANY’s rights under this AGREEMENT, COMPANY may by notice request HOSPITAL to take steps to protect the PATENT RIGHT. HOSPITAL shall notify COMPANY within forty five (45) days of the receipt of such notice whether HOSPITAL intends to prosecute the alleged infringement. If HOSPITAL notifies COMPANY that it intends to so prosecute, HOSPITAL shall, within forty five (45) days of its notice to COMPANY either (i) cause such infringement to terminate, or (ii) initiate legal proceedings against the infringer.

7.2 COMPANY Right to Prosecute. In the event HOSPITAL notifies COMPANY that HOSPITAL does not intend to prosecute said infringement, or in the event HOSPITAL does not notify COMPANY within forty-five (45) days whether it intends to prosecute the alleged infringement, or in the event HOSPITAL does not within ninety (90) days of notice by COMPANY either (i) cause such infringement to terminate or (ii) initiate legal proceedings against the infringer, then in any such event, COMPANY may, upon notice to HOSPITAL, initiate legal proceedings against the infringer at COMPANY’s expense. Before commencing

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such action, COMPANY and, as applicable, any AFFILIATE, shall consult with HOSPITAL and shall give careful consideration to the views of HOSPITAL regarding the advisability of the proposed action and its potential effects on the public interest. COMPANY shall indemnify and hold HOSPITAL harmless from any costs, expenses or liability that HOSPITAL incurs in connection with such action, regardless of whether HOSPITAL is a party-plaintiff, except for the expense of any independent counsel retained by HOSPITAL in accordance with Section 7.5 below.

7.3 Assignment of PATENT RIGHT. If COMPANY elects to commence an action as described in Section 7.2 above, and in the reasonable opinion of COMPANY’s counsel, HOSPITAL is legally required to be named as a party to such action for standing or other purposes, HOSPITAL shall have, in its sole discretion, the option to either permit such action to be brought in its name and to be joined as a party-plaintiff, or to assign to COMPANY all of HOSPITAL’s right, title and interest in and to the PATENT RIGHT which is the subject of such action (subject to all of HOSPITAL’s obligations to the government under law and any other rights that others may have in such PATENT RIGHT). If HOSPITAL elects to permit COMPANY to commence such action to be brought in its name and to be joined as a party-plaintiff, HOSPITAL shall notify COMPANY of its election within thirty (30) days of notice from COMPANY of an action, or such shorter period as may be necessary to meet any deadlines for submitting or filing a response. If HOSPITAL at any time elects to assign its PATENT RIGHTS to COMPANY, such action by COMPANY shall thereafter be brought or continued without HOSPITAL as a party, if HOSPITAL is no longer an indispensable party; provided, however, that COMPANY shall continue to meet all of its obligations under this AGREEMENT, and COMPANY and HOSPITAL shall have the right to effectuate all the provisions of this AGREEMENT, including but not limited the provisions of Section 10 hereunder, as if the assigned PATENT RIGHT were still licensed to COMPANY.

7.4 Settlement. Neither COMPANY nor HOSPITAL shall enter into any settlement, consent judgment or other voluntary final disposition of any infringement action involving PATENT RIGHTS in the LICENSE FIELD without the prior written consent of the other PARTY.

7.5 Cooperation. Each PARTY agrees to cooperate reasonably in any action under this Section 7 which is controlled by the other PARTY, provided that the controlling party reimburses the cooperating party for any costs and expenses incurred by the cooperating party in connection with providing such assistance, except for the expense of any independent counsel retained by the cooperating party in accordance with this Section 7.5. Such controlling party shall keep the cooperating party informed of the progress of such proceedings and shall make its counsel available to the cooperating party. The cooperating party shall also be entitled to independent counsel in such proceedings but at its own expense, said expense to be offset against any damages received by the PARTY bringing suit in accordance with Section 7.6.

7.6 Recovery. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by the controlling party, then reimbursement of such expenses of the cooperating party, and then the remainder shall be divided between the PARTIES as follows:

(a) (i)	if the amount is based on lost profits, COMPANY shall receive an amount equal to the damages COMPANY has suffered as a result of the infringement less the amount of any royalties and other payments that would have been due HOSPITAL on TRANSFERS of PRODUCT and PROCESSES lost by COMPANY and any other lost opportunities, as a result of the infringement; and

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(ii)	HOSPITAL shall receive an amount equal to the royalties and other payments it would have received if such TRANSFERS had been made and such other opportunities captured by COMPANY; and

(b)	The remainder of any awards other than those based on lost profits shall be shared equally by the PARTIES.

8. INDEMNIFICATION AND INSURANCE

8.1 Indemnification.

(a)	COMPANY shall indemnify, defend and hold harmless HOSPITAL and its AFFILIATES and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “INDEMNITEES”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the INDEMNITEES or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any PRODUCT or PROCESS used or sold pursuant to any right or license granted under this AGREEMENT, provided, however, that the above indemnification shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligence, gross negligence, reckless misconduct or intentional misconduct of any INDEMNITEE.

(b)

As a condition of COMPANY’s indemnity obligation in Section 8.1(a) above, HOSPITAL shall promptly notify COMPANY of any actual claim or action with respect to the subject matter of the indemnity in this AGREEMENT, provided however that a delay in giving such notice shall relieve COMPANY of its indemnity obligation only to the extent that such delay actually increases COMPANY’s ultimate indemnity obligation; and hereby gives COMPANY authority to control the defense of any third party claim or action and the defense and settlement thereof with counsel of its own choice that are reasonably acceptable to the HOSPITAL. COMPANY shall, at its own expense, defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. Any INDEMNITEE shall have the right to retain its own

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counsel, at its own expense, if representation of such INDEMNITEE by counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such INDEMNITEE and any other party represented by such counsel. COMPANY agrees to keep HOSPITAL informed of the progress in the defense and disposition of such claim and to consult with HOSPITAL prior to any proposed settlement.

(c)	This section 8.1 shall survive expiration of termination of this AGREEMENT.

8.2 Insurance.

(a)	Beginning at such time as any such PRODUCT or PROCESS is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by COMPANY, an AFFILIATE, or SUBLICENSEE, COMPANY shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the INDEMNITEES as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for COMPANY’s indemnification under Section 8.1 of this AGREEMENT. If COMPANY elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the HOSPITAL and the Risk Management Foundation. The minimum amounts of insurance coverage required under this Section 8.2 shall not be construed to create a limit of COMPANY’s liability with respect to its indemnification under Section 8.1 of this AGREEMENT.

(b)	COMPANY shall provide HOSPITAL with written evidence of such insurance upon request of HOSPITAL. COMPANY shall provide HOSPITAL with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if COMPANY does not obtain replacement insurance providing comparable coverage prior to the expiration of such fifteen (15) day period, HOSPITAL shall have the right to terminate this AGREEMENT effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

(c)	COMPANY shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during (i) the period that any such product, process, or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by COMPANY or by a licensee, affiliate or agent of COMPANY and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than fifteen (15) years.

(d)	This section 8.2 shall survive expiration of termination of this AGREEMENT.

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9. WARRANTIES AND DISCLAIMER

9.1 Limited Warranties and Representations.

(a)	To the best knowledge of HOSPITAL’s Office of Corporate Sponsored Research and Licensing, HOSPITAL is the owner by assignment from INVESTIGATORS of the PATENT RIGHTS and has the right, power, and authority to enter into this agreement and license the PATENT RIGHTS to COMPANY hereunder.

(b)	To the best knowledge of HOSPITAL’s Office of Corporate Sponsored Research and Licensing, the execution and performance of this AGREEMENT does not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by HOSPITAL to any third person.

(c)	To the best knowledge of HOSPITAL’s Office of Corporate Sponsored Research and Licensing, HOSPITAL has not granted licenses or other rights to practice the PATENT RIGHTS to any other entity.

9.2 No Warranties. EXCEPT AS MAY BE EXPRESSLY SET FORTH HEREIN, HOSPITAL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, HOSPITAL MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, AND (ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF HOSPITAL OR OF ANY THIRD PARTY.

9.3 Disclaimer. IN NO EVENT SHALL EITHER HOSPITAL OR COMPANY OR ANY OF THEIR AFFILIATES OR THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL AND PROFESSIONAL STAFF, EMPLOYEES AND AGENTS BE LIABLE FOR SPECIAL, INCIDENTAL, TORT OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER HOSPITAL OR COMPANY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. Notwithstanding the foregoing, nothing contained in this Section 9.3 shall be deemed to limit COMPANY’s obligation to indemnify HOSPITAL pursuant to Section 8.1 above for any amounts HOSPITAL is obligated to pay to third parties.

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10. TERM AND TERMINATION

10.1 Term. The term of this AGREEMENT shall commence on the EFFECTIVE DATE and shall remain in effect until the later of (a) the date on which all issued patents and filed patent applications within the PATENT RIGHTS have expired or been abandoned, and (b) one (1) year after the last COMMERCIAL SALE for which a royalty is due under Section 4.5(a)(i), unless this AGREEMENT is terminated earlier in accordance with the provisions of this Section 10.

10.2 Termination for Failure to Pay. If COMPANY fails to make any payment due hereunder, HOSPITAL shall have the right to terminate this AGREEMENT upon ten (10) business days written notice, unless COMPANY makes such payments plus any interest due, as set forth in Section 4.9, within said ten (10) day notice period. If payments are not made, HOSPITAL may immediately terminate this AGREEMENT at the end of said ten (10) day period. COMPANY shall be entitled to only one such cure period in a calendar year; for a second failure to make payment on time within a calendar year, HOSPITAL shall have the right to terminate this AGREEMENT immediately upon written notice.

10.3 Termination for Insurance and Insolvency. HOSPITAL shall terminate this AGREEMENT immediately upon written notice with no further notice obligation or opportunity to cure if COMPANY fails to maintain the insurance required by Section 8.2 or if COMPANY shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it.

10.4 Termination for Non-Financial Default. If COMPANY, its AFFILIATES or SUBLICENSEES shall materially breach its obligations under this AGREEMENT, including but not limited to its obligations under Section 3.1(b)(i) or 3.1(b)(ii), and if such breach has not been cured within sixty (60) days (or ninety (90) days with respect to breaches of the obligations in Section 3) after notice by HOSPITAL in writing of such breach, HOSPITAL may immediately terminate any licenses granted hereunder with respect to the country or countries in which such default has occurred at the end of said cure period. HOSPITAL shall also have the right to terminate such licenses immediately upon written notice, in the event of repeated defaults within one calendar year, even if cured within such sixty (60) or ninety (90) day periods, as the case may be.

10.5 Termination by Company. COMPANY shall have the right to terminate this AGREEMENT by giving ninety (90) days advance written notice to HOSPITAL and upon such termination shall immediately cease all use and TRANSFER of PRODUCTS and PROCESSES.

10.6 Effect of Termination on Sublicenses. Any sublicenses granted by COMPANY under this AGREEMENT shall provide for termination, or assignment to HOSPITAL of COMPANY’s interest therein, consistent with the terms and conditions set forth in this Section 10.6, upon termination of this AGREEMENT or upon termination of any license hereunder under which such sublicense has been granted. In the event of termination of this AGREEMENT or any of the licenses hereunder, if a sublicense agreement is consistent with this AGREEMENT, HOSPITAL shall, within thirty (30) days after such termination, notify each SUBLICENSEE of HOSPITAL’s intent to accept direct assignment of such sublicense agreement and accept such

Frazier-MGH License Agreement, Execution Version

assignment. In the event of termination of this AGREEMENT or any of the licenses hereunder, if HOSPITAL determines that a sublicense agreement is not consistent with this AGREEMENT, HOSPITAL shall terminate such sublicense agreement and HOSPITAL shall grant a direct license to each SUBLICENSEE effective as of the date of termination of this AGREEMENT provided that (i) SUBLICENSEE is not in default under its sublicense agreement, at the time of the termination of this AGREEMENT, and (ii) within thirty (30) days after the termination of this AGREEMENT, HOSPITAL notifies the SUBLICENSEE in writing that it has reasonably determined that the sublicense agreement is not consistent with this AGREEMENT. HOSPITAL shall negotiate with SUBLICENSEE in good faith the direct license from HOSPITAL to SUBLICENSEE under the PATENT RIGHTS and TECHNOLOGICAL INFORMATION (or the subset of the PATENT RIGHTS and TECHNOLOGICAL INFORMATION that was sublicensed to the SUBLICENSEE) in the sublicensed field, and such direct license shall otherwise be on the terms and conditions of the sublicense agreement between COMPANY and SUBLICENSEE to the extent that such terms are consistent with this AGREEMENT, provided however that if the economic terms in such sublicense agreement are less than the economic terms in this AGREEMENT, HOSPITAL shall not be obligated to grant a direct license unless the SUBLICENSEE agrees that the economic terms in the direct license agreement between the HOSPITAL and SUBLICENSEE shall be amended so that such terms are no less than what HOSPITAL would have received from COMPANY as a result of the sublicense from COMPANY to SUBLICENSEE and SUBLICENSEE’s performance thereunder had this AGREEMENT between HOSPITAL and COMPANY survived.

10.7 Effects of Termination of AGREEMENT. Subject to Section 10.6 above, upon termination of this AGREEMENT or any of the licenses hereunder for any reason, final reports in accordance with Section 5 shall be submitted to HOSPITAL and all royalties and other payments, including without limitation any unreimbursed PATENT COSTS, accrued or due to HOSPITAL as of the termination date shall become immediately payable. COMPANY shall cease, and shall cause its AFFILIATES and SUBLICENSEES to cease under any sublicense granted by COMPANY, all TRANSFERS and uses of PRODUCTS and PROCESSES upon such termination. The termination or expiration of this AGREEMENT or any licenses granted hereunder shall not relieve COMPANY, its AFFILIATES or SUBLICENSEES of obligations arising before such termination or expiration.

11. COMPLIANCE WITH LAW

11.1 Compliance. COMPANY shall have the sole obligation for compliance with, and shall ensure that any AFFILIATES and SUBLICENSEES comply with, all government statutes and regulations that relate to PRODUCTS, including, but not limited to, FDA statutes and regulations and the Export Administration Act of 1997, as amended, and the regulations promulgated thereunder, and any applicable similar laws and regulations of any other country in the LICENSE TERRITORY.

11.2 Patent Numbers. COMPANY shall cause all PRODUCTS sold in the United States to be marked with all applicable U.S. Patent Numbers, to the full extent required by United States law. COMPANY shall similarly cause all PRODUCTS shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practices of such country.

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12. MISCELLANEOUS

12.1 Entire Agreement. This AGREEMENT constitutes the entire understanding between the PARTIES with respect to the subject matter hereof.

12.2 Notices. Any written notices, reports, waivers, correspondences or other communications required under or pertaining to this AGREEMENT, and including all payments required hereunder, shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other PARTY, which for HOSPITAL shall be as follows:

Director, Corporate Sponsored Research and Licensing

Massachusetts General Hospital

Building 149, 13th Street, Suite 5036

Charlestown, MA 02129

Notices and payments shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by legibly dated U.S. Postal Service postmark or dated receipt from a commercial carrier.

12.3 Amendment; Waiver. This AGREEMENT may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the PARTIES or, in the case of a waiver, by the PARTY waiving compliance. The failure of either PARTY at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either PARTY of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

12.4 Binding Effect. This AGREEMENT shall be binding upon and inure to the benefit of and be enforceable by the PARTIES hereto and their respective permitted successors and assigns.

12.5 Assignment. Except as set forth in this Section 12.5, COMPANY shall not assign any of its rights or obligations under this AGREEMENT without the prior written consent of HOSPITAL. Provided that COMPANY has fulfilled its diligence obligations as set forth in Section 3, no such consent will be required, however, to assign this AGREEMENT to a successor of the COMPANY’s business to which this AGREEMENT pertains or to a purchaser of substantially all of the COMPANY’s assets related to this AGREEMENT, so long as such successor or purchaser shall agree in writing to be bound by the terms and conditions hereof prior to such assignment. COMPANY shall notify HOSPITAL in writing of any such assignment and provide a copy of all assignment documents and related agreements to HOSPITAL within thirty (30) days of such assignment. Failure of an assignee to agree to be bound by the terms hereof or failure of COMPANY to notify hospital and provide copies of assignment documentation shall be grounds for termination of this AGREEMENT for default.

Frazier-MGH License Agreement, Execution Version

12.6 Force Majeure. Neither PARTY shall be responsible for delays resulting from causes beyond the reasonable control of such PARTY, including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming PARTY uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this AGREEMENT with reasonable dispatch whenever such causes are removed.

12.7 Use of Name. Neither PARTY shall use the name of the other PARTY or of any trustee, director, officer, staff member, employee, student or agent of the other PARTY or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the PARTY or individual whose name is to be used. For HOSPITAL, such approval shall be obtained from HOSPITAL’s Chief Public Affairs Officer.

12.8 Governing Law. This AGREEMENT shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Each PARTY agrees to submit to the exclusive jurisdiction of the Superior Court for Suffolk County, Massachusetts, and the United States District Court for the District of Massachusetts with respect to any claim, suit or action in law or equity arising in any way out of this AGREEMENT or the subject matter hereof.

12.9 Hospital Policies. COMPANY acknowledges that HOSPITAL’s employees and medical and professional staff members and the employees and staff members of HOSPITAL’s AFFILIATES are subject to the applicable policies of HOSPITAL and such AFFILIATES, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters. COMPANY shall provide HOSPITAL with any agreement it proposes to enter into with any employee or staff member of HOSPITAL or any of HOSPITAL’s AFFILIATES for HOSPITAL’s prior review and shall not enter into any oral or written agreement with such employee or staff member which conflicts with any such policy. HOSPITAL shall provide COMPANY, at COMPANY’s request, with copies of any such policies applicable to any such employee or staff member.

12.10 Severability. If any provision(s) of this AGREEMENT are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the PARTIES that the remainder of this agreement shall not be effected thereby. It is further the intention of the PARTIES that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this AGREEMENT a provision which shall be as similar as possible in economic and business objectives as intended by the PARTIES to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

12.11 Survival. In addition to any specific survival references in this AGREEMENT, Sections 1, 2.4, 5.5, 5.6, 8.1, 8.2, 9.2, 9.3, 10.6, 10.7, 11.1, 12.2, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12 and 12.13 shall survive termination or expiration of this AGREEMENT.

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12.12 Interpretation. The PARTIES hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

12.13 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this AGREEMENT.

12.14 Amendment and Restatement of Original Agreement. The ORIGINAL AGREEMENT shall be amended in its entirety and restated herein upon the execution and delivery of this AGREEMENT by the PARTIES. Upon such execution and delivery, all provisions of the ORIGINAL AGREEMENT are hereby waived, released and superseded in their entirety and shall have no further force or effect. Notwithstanding the foregoing, any payment made by COMPANY pursuant to the ORIGINAL AGREEMENT shall be credited against any payment due pursuant to this AGREEMENT, whether or not such payment was made prior to the date of this AGREEMENT.

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IN WITNESS WHEREOF, the PARTIES have caused this AGREEMENT to be executed by their duly authorized representatives as of the date first written above.

COMPANY	HOSPITAL

BY:	BY:
Name:	Name:

TITLE:	TITLE:

DATE:	DATE:

Frazier-MGH License Agreement, Execution Version

Appendix A

PATENT RIGHTS

1. US Utility Patent Application, Serial No. 10/391,221, filed on March 17th, 2003, claiming priority from US Provisional Application, Serial No. 60/365,662, filed on March 15th, 2003.

2. US Utility Patent Application, Serial No. 11/016,196, filed on December 17th, 2003, a continuation in part of US Utility Patent Application, Serial No 10/391,221.

3. PCT Patent Application, Serial No. US03/08014, filed on March 17, 2003.

4. Australia: Patent Application No. 2003220311, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.

5. Brazil: Patent Application No. 0308642.9, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.

6. Canada: Patent Application No. 2,478,887, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.

7. China: Patent Application No. 03810938.7, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.

8. Israel: Patent Application No. 164115, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.

9. Japan: Patent Application No. 2003-576590, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.

10. Mexico: Patent Application No. 2004-008992, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.

11. EPO: Patent Application No. 03711609.7, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.

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Appendix B

SALES REPORTS

Frazier-MGH License Agreement, Execution Version